News Release
Media Relations Contact
David Naumann
612-587-2522
david.naumann@retek.com

Investor Relations Contact
Bob Kleiber
612-587-2398
bob.kleiber@retek.com

Retek Reports Higher Third Quarter Revenue

Software License Growth, Expense Control Drives Improved Results

Minneapolis – October 21, 2003 — Retek Inc. (NASDAQ: RETK) today reported results for its third quarter ended September 30, 2003:

•	Total revenue was $43.8 million and software license revenue was $23.7 million compared with total revenue of $42.9 million and software license revenue of $21.7 million for the second quarter of 2003. For the third quarter of 2002, the Company reported total revenue of $40.5 million and software license revenue of $24.8 million.

•	The contract value for software license fees signed during the third quarter was $22.3 million compared with $16.4 million for the second quarter of 2003.

•	Services revenue was $20.1 million for the third quarter of 2003 compared with $21.2 million for the second quarter of 2003. For the third quarter of 2002, services revenue was $15.7 million.

•	On a GAAP basis, the Company reported a third quarter 2003 basic and diluted net loss of $0.05 per share compared with a net loss of $1.80 per share for the third quarter of 2002 and a net loss of $0.11 per share for the second quarter of 2003.

•	On an operational basis, which excludes non-cash expenses for stock-based compensation, amortization of intangibles, accelerated depreciation, and certain other non-cash charges, the Company reported $0.00 per share for the third quarter of 2003 compared with a net loss of $0.18 per share for the third quarter of 2002 and a net loss of $0.03 per share for the second quarter of 2003.

During the third quarter, the Company added two new customers, including a major competitive win at Coles Myer, Australia’s largest retailer with revenues of over $18 billion ($US) as well as signed significant follow-on deals with existing customers including Tesco, Gap, and Galeries Lafayette.

Compared to the second quarter of 2003, gross margin increased due to a more favorable revenue mix and higher services utilization. Total operating expenses declined as sales and marketing expenses fell due to lower total headcount and R&D expense declined as expected, as fewer third-party resources were used.

Most of the Company’s key financial metrics improved compared with the second quarter of 2003 as cash and investments increased $3.3 million to $90.8 million and days sales outstanding (DSO) dropped to 67 days compared with 80 days in the second quarter of 2003. Cash flow from operations was $2.9 million in the third quarter. As expected, deferred revenue declined to $44.4 million at the end of the third quarter from $47.2 million at the end of the second quarter .

Commenting on the results, Retek’s President and CEO Marty Leestma said, “The third quarter was a good one for Retek on many fronts as we reached operational breakeven, generated additional cash, and expanded our relationships with several existing customers.

We are seeing a willingness on the part of our prospects and customers to spend the funds they have budgeted, which is an improvement over the past two years where money was budgeted but not always spent. Retailers are focused on improving store productivity as well as improving the efficiency of their investment in inventory. That is good for Retek as we have strong product offerings in these areas. Retek’s unmatched scalability and proven integration enable retailers to build a strategic infrastructure that can support their growth and improve operating performance.”

Looking ahead to the fourth quarter, the Company anticipates the contract value for software license fees signed will be in the range of $13 million to $19 million. We expect total fourth quarter revenue to be in the range of $44 to $46 million and operational net income to be in the range of $0.00 to $0.02 per share.

Retek will webcast a conference call to review the results on October 21, 2003, at 11 am EDT. It will be available at www.retek.com (under Company – Investor Relations) or www.ccbn.com. The conference call will also be available via telephone, at (719) 867-0680. A replay of the conference call will be available on the Retek and CCBN websites and by telephone at (719) 457-0820 (conf ID #607209) beginning approximately two hours after the call is completed. This press release and additional financial information are available on Retek’s website, at www.retek.com, under “Company, Investor Relations.”

About Retek Inc.
 Retek Inc. (Nasdaq: RETK) is the leading provider of mission-critical software and services to the retail industry. Retek 10 integrates collaborative software with patented predictive technologies, consulting services, and the best practices of customers and partners to help retailers create, manage and fulfill consumer demand. Leading global retailers, including Tesco, Best Buy, Gap, Sainsbury’s, Eckerds and Selfridges use Retek solutions. Retek is a trademark of Retek Inc. Other names may be trademarks of their respective owners.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and may, in some cases, be identified by terminology such as “may”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of these terms or other comparable terminology. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, without limitation, fluctuations in our quarterly operating results, our restructuring plans and cost reduction measures failing to achieve the desired results, on-going litigation that may result in substantial costs and divert management’s attention and resources, the demand for and market acceptance of our software solutions, retailers spending allocated budgets, our ability to develop and market new products on a timely basis, general economic conditions in the retail industry and other risks and uncertainties that are described from time to time in the Company’s Annual Report on Form 10-K for year ended December 31,2002, and other reports filed with the Securities and Exchange Commission.

Retek Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three Months		Nine Months
	Ended Sept. 30,		Ended Sept. 30,

	2003	2002	2003	2002

Revenue:
License and maintenance	$23,695	$24,775	$65,559	$112,218
Services and other	20,102	15,678	58,690	42,538

Total revenue	43,797	40,453	124,249	154,756
Cost of revenue:
License and maintenance	7,249	9,032	19,584	29,020
Non-cash purchased software amortization	738	1,058	2,749	3,420

Total cost of license and maintenance revenue	7,987	10,090	22,333	32,440
Services and other	14,402	11,681	43,737	31,300

Total cost of revenue	22,389	21,771	66,070	63,740

Gross profit	21,408	18,682	58,179	91,016
Operating expenses:
Research and development	11,543	10,672	33,812	36,989
Sales and marketing	7,973	13,066	26,670	40,858
General and administrative	3,347	12,560	11,683	20,624
Acquisition related amortization of intangibles	1,573	2,937	5,015	7,429
Restructuring expense	49	—	168	—

Total operating expenses	24,485	39,235	77,348	105,900
Operating loss	(3,077)	(20,553)	(19,169)	(14,884)
Other income, net	341	558	1,100	1,775

Loss before income tax provision	(2,736)	(19,995)	(18,069)	(13,109)
Income tax provision	5	74,999	175	78,017

Net loss	$(2,741)	$(94,994)	$(18,244)	$(91,126)

Basic and diluted net loss per common share	$(0.05)	$(1.80)	$(0.34)	$(1.72)
Weighted average shares used in computing basic and diluted net loss per common share	53,944	52,671	53,589	52,902

Retek Inc.
Reconciliation from GAAP to non-GAAP Operational Income
(Unaudited, in thousands, except per share amounts)

	Three Months		Nine Months
	Ended Sept 30,		Ended Sept 30,

	2003	2002	2003	2002

GAAP operating loss	$(3,077)	$(20,553)	$(19,169)	$(14,884)
Acquisition and compensation non-cash charges	2,573	4,773	9,023	13,238
Restructuring accrual adjustment	49	—	168	—
Accelerated depreciation related to lease abandonment	219	—	1,908	—
CEO severance costs	—	—	700	—
Non-operational accrual adjustment	—	—	(390)	—
Other income, net	341	558	1,100	1,775

Net operational income (loss) before operational income tax provision (benefit)	105	(15,222)	(6,660)	129
Operational income tax provision (benefit)	39	(5,708)	(2,498)	49

Non-GAAP operational income (loss)	$66	$(9,514)	$(4,162)	$80

Non-GAAP basic net income (loss) per share, operational	$0.00	$(0.18)	$(0.08)	$0.00
Shares used in computing basic net income (loss) per share, operational	53,944	52,671	53,589	52,902
Non-GAAP diluted net income (loss) per share, operational	$0.00	$(0.18)	$(0.08)	$0.00
Shares used in computing diluted net income (loss) per share, operational	55,756	52,671	53,589	54,566

	Three Months		Nine Months
	Ended Sept. 30,		Ended Sept. 30,

	2003	2002	2003	2002

Non-cash compensation charges by income statement line item:
Cost of sales: License and maintenance	$19	$59	$130	$160
Costs of sales: Services and other	84	170	244	485
Research and development	102	348	539	1,073
Sales and marketing	25	138	197	434
General and administrative	32	63	149	237

Total	$262	$778	$1,259	$2,389

We provide operational income and operational income per share data in the press release as additional information for our operating results. The measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from operational income and per share measures used by other companies. Operational income has been adjusted to exclude the effects of non-cash expenses for stock-based compensation, amortization of intangibles, accelerated depreciation, and certain other non-cash charges. We believe that this presentation of operational income and operational income per share provides useful information to investors regarding certain additional financial and business trends relating to our financial condition and results of operations. The hypothetical effective tax rate used in calculating operational net income (loss) is 37.5% and is not calculated in accordance with generally accepted accounting principles.

Retek Inc.
Consolidated Balance Sheet
(Unaudited, in thousands)

	Sept 30,	Dec. 31,
	2003	2002

Assets
Cash and cash equivalents	$70,383	$56,464
Investments	14,544	29,045
Accounts receivable, net	32,630	43,185
Other current assets	6,774	8,011

Total current assets	124,331	136,705
Investments	5,902	—
Property and equipment, net	13,125	19,513
Intangible assets, net	20,523	28,287
Goodwill	13,817	13,817
Other assets	259	245

Total assets	$177,957	$198,567

Liabilities and stockholders’ equity
Accounts payable	$19,767	$15,708
Accrued liabilities	10,938	13,345
Accrued restructuring costs	2,757	4,188
Deferred revenue	37,232	42,012
Note payable, current portion	86	81

Total current liabilities	70,780	75,334
Accrued restructuring costs, net of current portion	12,456	14,514
Deferred revenue, net of current portion	7,146	7,193
Note payable, net of current portion	7	78

Total liabilities	90,389	97,119
Stockholders’ equity
Common stock	540	532
Paid-in-capital	281,498	278,680
Deferred stock compensation	(732)	(1,451)
Accumulated other comprehensive income	1,323	504
Accumulated deficit	(195,061)	(176,817)

Total stockholders’ equity	87,568	101,448

Total liabilities and stockholders’ equity	$177,957	$198,567